Ex.(1)(b)

                              THE WOODWARD FUNDS

                                AMENDMENT NO. 1

                                      TO

                             AMENDED AND RESTATED

                             DECLARATION OF TRUST


               I, W. Bruce McConnel, III, do hereby certify as follows:

               1. That I am duly elected Secretary of The Woodward Funds, a Massachusetts business trust (hereinafter called the "Trust");

               2. That in such capacity, I have examined records of actions taken by the Board of Trustees of the Trust;

               3. That the current Trustees of the Trust duly adopted the following resolutions on May 21, 1996:

               Change of Name of the Trust

               WHEREAS, Article I, Section 1.1 of the Trust's Amended and Restated Declaration of Trust dated as of May 1, 1992 (the "Declaration of Trust") provides that the Trust's name may be changed by a majority of the then Trustees;

               RESOLVED, that pursuant to the authorization described above, the Declaration of Trust shall be amended in the following respect:

               Article I, Section 1.1 of the Declaration of Trust shall be amended to change the name of the Trust from "The Woodward Funds" to "Pegasus Funds", and all other appropriate references in the Declaration of Trust are amended to reflect the fact that the name of the Trust is "Pegasus Funds";

               Filings

               FURTHER RESOLVED, that any Trustee or officer of the Trust be, and each of them hereby is, authorized and empowered to execute, seal and deliver any and all documents, instruments, certificates, papers and writings, including but not limited to, any instrument to be filed with the Secretary of the Commonwealth of Massachusetts or the Boston City Clerk, and to do any and all other acts, including but not limited to, changing the foregoing resolutions upon advice of Trust counsel prior to filing any and all said documents, instruments, papers, and writings, in the name of the Trust and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing resolutions, such determination to be conclusively evidenced by said officers taking any such actions;

                         Effectiveness of Name Change:

                      FURTHER RESOLVED, that the foregoing amendment to the
               Declaration shall be effective upon the filing of an instrument containing the same with the Secretary of the Commonwealth of Massachusetts and the Boston City Clerk or upon such other date as specified in such instrument.


               4. That the foregoing resolutions remain in full force and effect as of the date hereof;

               5. That this Amendment No. 1 to the Declaration of Trust shall be effective on September 23, 1996.

Dated:  September 12, 1996

                                                   /s/W. Bruce McConnel, III
                                                   -------------------------
                                                   W. Bruce McConnel, III
Subscribed to and Sworn to Before
me this 12th day of September, 1996


/s/Georganna Griffith
---------------------
    Notary Public

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